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                                                                   EXHIBIT 10.93

                             CYTOTHERAPEUTICS, INC.
                          701 George Washington Highway
                                Lincoln, RI 02865
                                  401-288-1000

                                 August 30, 1999

Moses Goddard, MD
155 Pelletier Lane
Tiverton, RI 02878

Dear Moses:

      As we have discussed, we have determined that it is in our mutual best interests to effect a voluntary end to your employment with CytoTherapeutics, Inc. ("CTI" or the "Company"). If accepted by you, this letter will confirm that you hereby resign as Vice President, Chief Technical Officer--Cell Encapsulation & General Manager Cell Encapsulation, Director and employee of CTI and from all other positions you hold in CTI and its Affiliates (as defined herein), effective as of August 31, 1999. It is understood that CTI will take actions in reliance on your resignation and that it shall become irrevocable on the effective date of this Agreement. In consideration of your resignation from your employment with CTI effective on August 31, 1999, CTI is offering you the severance package set forth below. If you accept it, this letter will constitute the agreement between you and CTI concerning your severance arrangements, as follows:

      1. During the period from the date of this letter, written above, through August 31, 1999 you will continue to be employed by the Company at your current rate of pay.

      2. (a) CTI will provide you on or before August 31, 1999 with a lump-sum payment equal to (i) two months salary at your final base rate of pay, plus (ii) the amount payable to you under the Company severance policy currently in effect calculated through October 31, 1999, provided that you also shall receive a pro-rated portion of the amount payable per year of service under the severance policy for the partial year of service ended October 31, 1999, plus (iii) all vacation time earned but not used through and including August 31, 1999, reduced by the amount of any Company loan or loans outstanding under the Company's 401(k) Plan. You agree that from August 31, 1999 through October 31, 1999 (the "Transitional Period"), at the Company's request, you will provide up to ten
(10) days of consulting services relating to the Company's encapsulated


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cell therapy technology and transactions related thereto at no cost to the
Company. If the time commitment required of you during the Transitional Period exceeds ten (10) days, you shall be compensated at the rate of $1,000 per day. After the Transitional Period you agree to remain available, at the request of the Company, for consulting services relating to the Company's encapsulated cell therapy technology and transactions related thereto for which you will be compensated at the rate of $1,500 per day, plus expenses.

            (b) In addition to the above, upon the approval of the Company's Board of Directors, you will receive an option to acquire 18, 000 shares of the common stock of the Company, at a strike price equal to the price per share of the Company's common stock of the date of the approval of the grant by the Company's Board of Directors. This time-based option will vest at a rate of 1,500 shares per month on the first day of each month for the twelve months commencing with November 1, 1999, provided that you continue to remain available for the consulting services discussed above. The Company may terminate the consulting arrangement on no less than sixty (60) days written notice to you. Any options which remain unvested as of the termination date cited in the Company's notice to you shall expire as of such date. You shall have six (6) months from the last vesting date of options under this grant within which to exercise such option.

      3. During the Transitional Period, the Company will continue your participation in those Company employee benefit plans and which you are currently a participant, to the extent permitted by the terms of those plans and generally applicable Company policies. Except for the options granted to you under Section 2.(b) above, stock options granted to you and not yet expired, exercised, canceled or otherwise become unexercisable shall continue to vest through August 31, 1999, but not thereafter. In addition, subject to approval by the Company's Board of Directors, the exercise period for all of the options previously granted to you which shall have vested as of August 31, 1999 shall be extended to February 28, 2000 (the "Exercise Period Extension"), provided, however, that all such options shall be exercisable only for so long as you continue to comply with your obligations under this Agreement, including, without limitation, your obligations under paragraph 9 of this Agreement. I will strongly recommend approval of the Exercise Period Extension at a meeting of the Board of Directors to be held prior to August 31, 1999.

      4. To the extent permitted by the terms of the Company's group health and dental plans and by its health and dental plan insurers or providers, as applicable, the Company will continue your participation and that of your eligible dependents in its group health and dental plan to the same extent as you and they currently participate and will pay the premium costs of such participation to the same extent currently paid, from August 31, 1999 through the earlier of (i) November 30, 1999 or (ii) the date you commence other employment and become eligible for coverage under the plans of your new employer. If the Company is unable to provide the continuations contemplated in the first sentence of this section, you may exercise your right to continue your coverage and that of your eligible dependents in the Company's group health and dental plan under the federal law known as COBRA, provided you are eligible to do so, and, if you are eligible and so elect, then, until the earlier of November 30, 1999 or the date you cease to be eligible for continuation under COBRA,


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the Company will pay the premium costs of your coverage and that of your eligible dependents. Alternatively, the Company may satisfy its obligations to you under this paragraph by paying to you on October 31, 1999 a lump sum amount equal to the cost to the Company of your previous month's group health plan insurance coverage, and, shall so satisfy its obligation to you in the event that the Company has no group health plan willing to provide COBRA coverage to you on terms comparable to those in effect on the date of this agreement. Coverage under all other benefit plans of the Company, including, without limitation, the Company's group life insurance plan, shall cease as of August 31, 1999.

      5. The Company will pay for the costs of the four month outplacement services program to be rendered to you by Executive Destinations in accordance with their agreement with the Company.

      6. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

      7. In signing this agreement, you acknowledge that, on receipt by you of the payments to be provided you in accordance with Sections 1 and 2 hereof, you will have received payment in full of any and all sums which are now, or might hereafter have become, owing to you from CTI, whether for services rendered by you during your employment with CTI or otherwise, including without limitation any and all salary, vacation pay, severance pay and bonuses.

      8. You agree that you will not disclose this agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this agreement or any of its terms or provisions to others.

      9. You agree that you will not disparage CTI or any of its Affiliates or any of their directors, trustees, officers or employees; and that you will not otherwise do or say anything that could disrupt the good morale of the employees of CTI and its Affiliates or otherwise harm the interests or reputation of CTI or any of its Affiliates. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with CTI, where control may be by management authority, equity interest, trusteeship, membership or otherwise. Affiliates of CTI include, without limitation, StemCells, Inc.

      10. In signing this agreement, you give CTI assurance that on or prior to August 31, 1999 you will return to CTI any and all documents, materials and information related to the business, whether present or otherwise, of CTI and its Affiliates, and all keys and other property of CTI and its Affiliates in your possession or control (other than the cellular telephone previously provided to you by the Company, which you may retain, subject to your paying all service charges therefor after August 31, 1999). Recognizing that your employment with CTI will have been terminated, you


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agree that after August 31, 1999 you will not, for any purpose, attempt to access or use any computer or computer network or system of CTI or any of its Affiliates, including without limitation their electronic mail system(s). Notwithstanding the above, during the period that you are consulting with the Company pursuant to Paragraph 2(a), you shall continue to have access to, and are allowed to maintain copies of, documents, materials and information related to the Company's business and shall continue to have access to the Company's premises.

      11. You have signed an agreement with the Company dealing with, among other matters, confidentiality, inventions and noncompetition (the "Employee Agreement"). You agree to meet all of your obligations under the Employee Agreement, both during the remainder of your employment with the Company and following termination of your employment, in accordance with the terms of the Employee Agreement; provided, however, that if you meet all of your obligations under this agreement, then the Company will relieve you of those obligations of the Employee Agreement which prohibit your competition with the Company.

      12. You agree to cooperate with CTI at any time within three years hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this agreement. CTI shall reimburse you for any reasonable, documented lodging, travel or similar normally reimbursable out-of-pocket expenses incurred by you in fulfilling your obligations under this paragraph.

      13. In order to be certain that this agreement will resolve any and all concerns that you might have, CTI requests that you carefully consider its terms, including the release of claims set forth below and, in that regard, encourages you to seek the advice of an attorney before signing this agreement.

      14. This Agreement and the exhibits hereto constitutes the entire agreement between you and CTI and supersedes any and all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment by CTI, the termination of that employment and all matters pertaining thereto, excluding only the Employee Agreement (modified as provided above), the parties' obligations under CTI's 1992 Equity Incentive Plan, any other obligations which you may have to CTI or any of its Affiliates with respect to confidential information, non-competition, assignment of intellectual property or the like under contract or applicable law. In signing this Agreement, you represent and affirm that you have not relied on any promises or representations, written or oral, express or implied, by anyone connected with CTI or any of its Affiliates that are not set forth expressly in this Agreement.

      15. You agree that this agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment by the Company or service as a director of the Company or the termination thereof or pursuant to Title VII of the Civil Rights


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Act, the Americans with Disabilities Act, the Age Discrimination in Employment
Act, or any other federal, state or local employment law, regulation or other requirement and you, on your own behalf and on behalf of your heirs, executors, administrators, personal representatives and assigns, hereby release and forever discharge CTI and its Affiliates and all of their respective past and present directors, shareholders, officers, employees, agents, successors and assigns and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims. Nothing contained herein shall modify or eliminate any right you may have to indemnification as a result of your status as executive officer or director of the Company or your rights to enforce the provisions of this Agreement or your rights as a stockholder in the Company.

      16. In signing this agreement, you give CTI assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this agreement before signing it. This Agreement, including the release of claims contained in the Section immediately above, contains binding legal obligations. This Agreement may be amended only by a writing signed by you and an expressly authorized representative of CTI.

      If the terms of this agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this agreement at any time during the seven-day period immediately following the date of your signing. If you do not do so, then, at the expiration of that seven-day period, this letter will take effect as a legally binding agreement between you and CTI (and each party's successors and assigns) on the basis set forth above, to be enforced under and construed in accordance with the laws of the State of Rhode Island without regard to the conflict of law principles thereof. The enclosed copy of this letter, which you should also sign and date, is for your records.


                                    Sincerely,


                                    Philip K. Yachmetz, Esquire
                                    Senior Vice President, Business Development and General Counsel


Accepted and agreed:


Signature: __________________________________
                 Moses Goddard

Date: ______________________________________


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Date: ______________________________________


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